Exhibit 99.5

      Yucatan Holdings to Consult With Techlabs, Inc. on a Proposed Tender for the Unregistered Shares of The BigHub.com, Inc.

JENSEN BEACH, Fla., April 13, 2007 -- Yucatan Holdings announced today that it has brokered a deal in principle between The BigHub.com, Inc. (Pinksheets: BHUB
- News) and Techlabs, Inc. (OTCBB: TELA - News). Techlabs, Inc. plans to forward split its shares one hundred to one and to tender for all unregistered shares issued to investors of BHUB on a one for one basis. Techlabs, Inc. plans to assume the rights and privileges of the shares and intends to pursue all available legal remedies, with The BigHub.com, Inc., against unnamed parties that were in receipt or responsible for the issuance of the unregistered shares attached to BHUB. In addition, BigHub.com will issue common shares, as yet to be determined, to Techlabs, Inc. as part of this global agreement. The agreement will be subject to registration of the Techlabs, Inc. shares, additional due diligence, and review by the Company's legal counsel.

The BigHub.com, Inc. has provided Techlabs, Inc. with its updated corporate filings which can now be viewed on www.sunbiz.org .

About Techlabs

Techlabs(OTC Bulletin Board: TELA - News) is a developer of emerging businesses. The Company's primary focus is centered on developing business opportunities in the Caribbean basin and South America. Techlabs has also acquired on March 14, 2007 a 10,000,000 share position with Eline Entertainment Group, Inc. (Pinksheets: EEGI - News).

Eline Entertainment Group, Inc. through the Company's Storm Depot International subsidiary distributes hurricane protection products, including its proprietary E-Panel, a lightweight translucent hurricane panel, through a network of licensed dealers and independent retailers. The company's dealer outlets offer the public and the contracting trade a one-stop shopping solution for a broad range of hurricane protection and preparedness products.

Eline also holds a controlling interest in the voting securities of CTD Holdings, Inc. (OTC Bulletin Board: CTDH - News), which sells cyclodextrins
(CDs) and provides consulting services in the area of commercialization of cyclodextrin applications. CDs have applications in the areas of biotechnology, cosmetics, foodstuffs, pharmaceuticals, and toxic waste treatment, among others.

This press release contains forward-looking statements, some of which may relate to Techlabs, Inc. and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Techlabs, Inc.'s filings with the Securities and Exchange Commission.